Exhibit 99.1

Contact:
Marianne Lindsey
Alaska Airlines, Inc.
(206) 392-5101

October 27, 2014

Alaska Air Group Announces Two Additions to its Board of Directors

SEATTLE - Alaska Air Group, the parent company of Alaska Airlines and Horizon Air, today announced the appointment of Kathy Savitt and Dhiren Fonseca as new members of its board of directors. The appointments support the company’s continued efforts to develop new and innovative technologies that take the hassle out of air travel.
“With Alaska’s recent purchase of 10 Boeing 737-900ERs and increased traffic from its Seattle hub, the company is building on its success with the addition of two strong board members who have deep consumer technology experience,” said Phyllis Campbell, Alaska Air Group lead independent director. “The extensive experience Kathy and Dhiren bring to the board will provide the oversight and support Alaska needs as it continues to offer new and innovative ways to serve customers.”
Kathy Savitt
Savitt is chief marketing officer for Yahoo!, responsible for global marketing, media and customer experience. Prior to Yahoo!, Savitt was founder and CEO of Lockerz, a start-up focused on social commerce for Generation Z.
Previously, Savitt was executive VP and chief marketing officer at American Eagle Outfitters, Inc., where she led global marketing efforts of the company’s portfolio of brands, as well as its digital and e-commerce channels. Savitt also served as VP of strategic communications, content and entertainment initiatives for Amazon.com. She founded MWW/Savitt, an integrated marketing communications firm, before the age of 30.
Savitt holds a bachelor’s degree from Cornell University and is on the board of the Vitamin Shoppe, Inc. She resides part-time in Bellevue, Wash. and Woodside, Calif.
Dhiren Fonseca
Most recently, Fonseca was Expedia Inc.’s chief commercial officer, where he served for more than 18 years. He contributed greatly to the online travel company’s growth and success, serving in key roles including co-president of its Global Partner Services Group, senior VP of corporate development and many others over the years. Fonseca helped found Expedia.com as part of the management team at Microsoft that brought the online travel company to life in 1995 and subsequently took it public in 1999.

Before Expedia, Fonseca held multiple roles in product management and corporate technical sales at Microsoft Corporation.
He currently serves on the boards of Caesars Acquisition Corporation, eLong, Inc. and RentPath, Inc. Fonseca is a long-time Seattle resident.
With a long history of innovations that make travel safer and easier for customers, Alaska Airlines is credited with several industry firsts, including: the first US airline to sell tickets online; pioneering satellite-based GPS technology to fly more safely and precisely; home bag-tagging in the US; and, most recently, the company began testing biometric fingerprint scanning technology in its Board Room airport lounges.
Note to media: High-resolution photos of Savitt and Fonseca are available at:
https://alaska.sharefile.com/d/sf495a36eb9a4aa6b
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serve more than 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers” in the J.D. Power North American Airline Satisfaction Study for seven consecutive years from 2008 to 2014. Alaska Airlines’ Mileage Plan also ranked highest in the J.D. Power 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com . For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.

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